AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 5th day of March, 1996, by and between STORAGE TRUST PROPERTIES, L.P., a Delaware limited partnership ("Purchaser"), and BALCOR/COLONIAL STORAGE INCOME FUND - 86, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1.   PURCHASE AND SALE.

     1.1. Purchaser agrees to purchase and Seller agrees to sell at the price of Sixty Seven Million One Hundred and and No/100 Dollars ($67,100,000.00) (the "Purchase Price"), those certain twenty-five (25) mini-warehouse facilities commonly described in Exhibit A attached hereto and legally described in Exhibit B attached hereto (collectively, the "Real Properties" and individually a "Real Property") and the "Personal Property" (hereinafter defined), together with the personal property located on the Real Properties. Each Real Property shall include all of Seller's right, title and interest in and to all of the following:

     a. all easements, covenants and other rights appurtenant, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Real Property;

     b. to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the Real Property;

     c. all leases and security deposits, if any, in respect of any Real Property in which Seller holds an interest as a landlord for the use and occupancy of all or any part of the Real Property ("Leases");

     d.   all "Service Contracts" (as hereinafter defined); and

     e.   all engineering reports, surveys and architectural plans, if any.

     1.2. Included in the Purchase Price are all signs, signage, gates, fences, alarms, other security devices, machinery, equipment, desks, chairs, office furniture, furnishings, computers, books, records (other than computer software), computer data bases, appliances, utility deposits, tools, lawn mowers, personal property warranties and other personalty (excluding any automobiles and trucks) located on each Real Property and used or useable in the operation and maintenance of the Property which is now owned or which is hereafter acquired by the Seller between the date of the execution of this Agreement and the Closing Date (the "Personal Property"). Seller shall deliver to Purchaser within thirty (30) days after the date hereof a schedule of the Personal Property on a per Property basis and Seller shall have the right to exclude from the Personal Property any such Personal Property that becomes obsolete in the ordinary course of business. Each Real Property and the Personal Property located at such Real Property shall be referred to individually as a "Property" and all of such real property and personal property shall be collectively referred to as the "Properties".

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1.  Upon the execution of this Agreement, the sum of Three Million Three

Hundred Fifty Thousand and No/100 Dollars ($3,350,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit E; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

     2.3. Within ten (10) days after the date hereof, Purchaser and Seller shall agree upon an allocation of the Purchase Price among each Property (the "Schedule Price") and an allocation of the Schedule Price for each Property among the following categories: (i) land, (ii) improvements, (iii) Personal Property, (iv) intangibles and (v) Leases and plans and specifications (the "Property Breakdown Schedule"). The parties agree that the Schedule Price for each Property will not be below Seller's federal tax basis for each Property nor will the amount to be allocated to land and improvements be below Seller's federal tax basis assigned to land and improvements for each Property. The parties agree not to take an income tax reporting position inconsistent with the Schedule Price and Property Breakdown Schedule and such covenant shall survive the Closing and recording of the Deeds. The parties to this Agreement further acknowledge that the Schedule Price of each Property shall be used for determining any transfer, filing, deed, stamp, documentary and other such fees and taxes.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Seller has ordered a title commitment for an owner's standard title insurance policy issued by Near North National Title Corporation , as agent for First American Title Insurance Company (hereinafter referred to as "Title Insurer") for each Real Property (the "Title Commitments"). Seller shall deliver the Title Commitments and copies of all documents of record creating exceptions to coverage to Purchaser within twenty-one (21) days after the date hereof. For purposes of this Agreement, "Permitted Exceptions" as to each of the Real Properties shall mean: (a) general real estate taxes, association assessments, special district taxes and related charges not yet due and payable (which shall be prorated as hereinafter specified); (b) matters caused by the actions of Purchaser; (c) the Leases; and (d) those matters affecting title to the Real Properties which are not established as "Unpermitted Exceptions" (as hereinafter defined) by Purchaser pursuant to Paragraph 5.2 herein. The Title Commitments shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy for the respective Real Property, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy for the Real Properties in amounts equal to the Schedule Price of each Real Property in conformance with the Title Commitments, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). If available in the applicable jurisdiction, Purchaser shall receive from the Title Insurer the following endorsements to each Title Policy: (i) extended coverage; (ii) ALTA restrictions endorsement No. 1; (iii) ALTA zoning endorsement No. 3, which shall include a certification of the number of legal parking spaces and the fact that the Property may be used in its present zoning as a self-storage (mini-warehouse); (iv) an access endorsement; and (v) a contiguity endorsement (if applicable). Notwithstanding the foregoing sentence, to the extent any of the foregoing endorsements are available in the applicable jurisdiction and Title Insurer is not able to issue such an endorsement as a result of the condition of title or zoning, the failure of the Title Insurer to issue such an endorsement shall not be the default of Seller or a failure of a condition to

Closing, but should instead be treated in accordance with the terms of Paragraph 5 herein. Purchaser shall pay for costs of the Title Commitments and Title Policies and for the cost of any endorsements to, or extended coverage on, the Title Policies.

     3.2. Purchaser has received a survey of each of the Real Properties, such surveys being described in Exhibit H attached hereto (the "Existing Surveys"). Seller has ordered an updated survey of the Existing Surveys (the "Updated Surveys") and Seller has requested the survey standards set forth on Exhibit C and the surveyor's certificate also attached to Exhibit C. The failure of Seller to deliver an Updated Survey in accordance with the standards set forth in Exhibit C and containing the surveyor's certificate set forth in Exhibit C shall not be a default of Seller or a failure of a condition to Closing. To the extent an Updated Survey raises an Unpermitted Exception, then the Unpermitted Exception shall be dealt with in accordance with the terms of Paragraph 5 herein. Purchaser shall pay for the costs of preparing the Updated Surveys and Seller shall deliver the Updated Surveys to Purchaser within 28 days after the date hereof.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4.   PAYMENT OF CLOSING COSTS.

     In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser shall pay for the costs of the documentary or transfer stamps to be paid with reference to the "Deeds" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax, personal property tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Properties to Purchaser or otherwise imposed in connection with the sale of the Properties to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5.   CONDITION OF TITLE.

     5.1. Seller agrees to convey to Purchaser fee simple title to each Real Property and, subject to the terms of Paragraphs 5.3, 5.4 and 5.5, without defect and free and clear of all liens, encumbrances, easements, tenancies, covenants, restrictions, reservations, conditions and other exceptions to title by a special warranty deed (individually a "Deed" and collectively the "Deeds") in recordable form (and in the form set forth in Exhibit J attached hereto except for those modifications necessary for compliance with state requirements), subject to the respective Permitted Exceptions waived or accepted by Purchaser in accordance with the terms hereof.

     5.2.  Purchaser shall have until 5:00 p.m. Chicago time of the tenth
(10th) day after Purchaser's receipt of the last to be received of the Title Commitments, Updated Surveys and documents of record, to examine the Title Commitments, Updated Surveys and the documents of record (the "Title Review Period"). Purchaser shall notify Seller ("Unpermitted Exception Notice") in writing no later than 5:00 p.m. Chicago time on the last day of the Title Review Period whether any "Unpermitted Exceptions" (as hereinafter defined) are disclosed in the Title Commitments or Updated Surveys as determined by Purchaser in its commercially reasonable discretion. Failure to raise any Unpermitted Exceptions on or before 5:00 p.m. Chicago time on the last day of the Title Review Period shall be deemed a waiver of any such matter by Purchaser. Purchaser shall use commercially reasonably efforts to raise

Unpermitted Exceptions on a Real Property by Real Property basis within ten
(10) days after receipt of the last to be received of the Title Commitment, Updated Survey and recorded documents as to each Real Property, but Purchaser shall not waive its rights to raise Unpermitted Exceptions prior to the expiration of the Title Review Period. As used herein, the term "Unpermitted Exception" shall mean with respect to any Real Property (provided the same is not caused by the actions of Purchaser):

     (a) Any building encroachment or sign encroachment (i) on real estate not owned by Seller, (ii) on a setback line, or (iii) in violation of a binding easement burdening the Real Property;

     (b) Any defect in the Seller's chain of title which prevents Seller from being able to convey title to any Real Property in fee simple at Closing under the laws of the state in which the Real Property is located;

     (c) Any easement which burdens a Real Property such that access or use is materially compromised;

     (d) Any lack of access or easements necessary to operate a Real Property as a self-storage facility in the manner in which said Real Property has been operated by Seller prior to Closing; and

     (e) Any liens for the payment of money other than those matters set forth in Paragraph 3.1(a) herein; provided, however, mortgages and deeds-of-trust shall not be the subject of Paragraph 5.3 and 5.4 but shall be addressed in Paragraph 5.5 herein;

     (f)  Lack of contiguity of any parcels constituting a Real Property; and

     (g) (i) the failure to be in conformance with the then applicable local zoning codes, (ii) the failure to be a non-conforming use or have the status equivalent to a "non-conforming use" and (iii) the existence of an order by the applicable local jurisdiction which would cause a material interference with its existing use (other than disclosed in Paragraph 18 herein).

     5.3. If Purchaser establishes any Unpermitted Exception in accordance with the terms set forth in Paragraph 5.2 herein, Seller shall have ten (10) days from receipt of the Unpermitted Exception Notice to cure said Unpermitted Exception at Seller's sole cost and expense. If Seller is unable to cure all Unpermitted Exceptions (the parties agreeing that Seller shall not be required to cure any Unpermitted Exceptions with the payment of money) on or before the expiration of said ten (10) days, then within the next ten (10)-day period Seller shall determine the "Title Costs" (hereinafter defined) with respect to the Unpermitted Exceptions which Seller has been unable to cure. If the Title Insurer is unwilling to insure over the Unpermitted Exceptions and the Unpermitted Exceptions cannot be cured with the payment of money, Seller shall notify Purchaser of same and Purchaser shall, by written election given to Seller within five (5) days after Purchaser's receipt of such notice from Seller, either accept title subject to said Unpermitted Exceptions which cannot be cured with the payment of money without a reduction in the Purchase Price or terminate this Agreement. If Purchaser fails to make an election within said five (5) day period, then Purchaser shall be deemed to have elected to accept title subject to said Unpermitted Exceptions which cannot be cured with the payment of money without a reduction in the Purchase Price. If Purchaser elects to terminate, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 hereof and as otherwise specifically set forth in this Agreement. If the Title Insurer is willing to insure over the Unpermitted Exceptions or if the Unpermitted Exceptions can be cured with the payment of money, then the amount required to cure or remove the Unpermitted Exceptions or to cause the Title Insurer to insure over the Unpermitted Exceptions shall be referred to as the "Title Costs".

     5.4. In the event the Title Costs aggregate a sum that is less than or equal to $100,000.00, then, at Closing, the parties shall allocate responsibility for the aggregate Title Costs as follows: (i) Purchaser shall bear the responsibility for the initial $25,000.00 of Title Costs; (ii) then Seller shall bear the responsibility for any Title Costs in excess of $25,000.00 but which do not exceed $50,000.00; (iii) then Purchaser shall bear the responsibility for any Title Costs in excess of $50,000.00 but which do not exceed $75,000.00; and (iv) then Seller shall bear the responsibility for any Title Costs in excess of $75,000.00 but which do not exceed $100,000.00. If the Title Costs aggregate a sum that is less than or equal to $100,000.00, then, at Closing, Purchaser shall receive a credit to the Purchase Price equal to that portion of the Title Costs for which Seller bears responsibility pursuant to the preceding sentence and Purchaser shall take title to the Property subject to those Unpermitted Exceptions for which Purchaser receives a credit or bears responsibility for under this Paragraph 5.4 and those Unpermitted Exceptions insured over. For example, assuming for illustrative purposes only, if the Title Costs equal $30,000.00, then Purchaser would only receive a $5,000.00 credit at Closing (i.e., $30,000.00 less $25,000.00 =
$5,000.00). If instead, the Title Costs equal $60,000.00, then Purchaser would only receive a $25,000.00 credit at Closing. If instead, the Title Costs equal $80,000.00, then Purchaser would only receive a $30,000.00 credit at Closing. If the aggregate Title Costs are greater than $100,000.00, then Seller shall have the right to elect, by written notice given to Purchaser within five (5) days after the determination of the aggregate Title Costs, to either (i) terminate this Agreement (a "Title Termination Notice") in which case this Agreement shall be terminated and the Earnest Money shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 hereof and as otherwise specifically set forth in this Agreement, or (ii) give Purchaser a credit, at Closing, against the Purchase Price equal to the Title Costs less $50,000.00 (a "Title Credit Notice"). The failure of Seller to deliver a Title Termination Notice or a Title Credit Notice within the time period above provided shall be deemed delivery of the Title Termination Notice as of the last day of the aforesaid five (5) day period. If Seller delivers or is deemed to deliver a Title Termination Notice, then Purchaser shall have the right to negate the Title Termination Notice (in which case the Title Termination Notice shall be null and void and this Agreement shall remain in full force and effect), by delivering to Seller, on or before five (5) days after Purchaser's receipt of the Title Termination Notice or deemed receipt of the Title Termination Notice, a statement agreeing to purchase the Property with a $50,000.00 credit to the Purchase Price, in which event Seller shall have no obligation to remove or cause the Title Insurer to insure over such Unpermitted Exceptions and Seller shall give Purchaser a credit, at the Closing, equal to $50,000.00.

     5.5. Notwithstanding anything contained in this Agreement to the contrary,

Seller agrees to cause any mortgages or deeds-of-trust securing an obligation for the payment of money set forth in the Commitments to be released from the Real Properties at or prior to the Closing at Seller's own cost and expense and Purchaser agrees that the proceeds of the Purchase Price may be used at the Closing for such purpose. With respect to any liens evidencing an obligation for the payment of money placed against a Real Property after the effective date of its respective Title Commitment (other than those set forth in Paragraph 3.1(b)) ("New Monetary Lien"), Seller shall not be obligated to convey title free and clear of such New Monetary Liens and close the transaction set forth herein, unless such New Monetary Liens were placed on the Real Property by reason of Seller's affirmative act (e.g., failure to pay just debts or obligations when due). If Seller elects not to remove such New Monetary Liens that are not required to be removed, Purchaser shall have the right to elect to terminate this Agreement by written notice to Seller within five (5) business days after receipt of Seller's determination respecting said New Monetary Lien. If Purchaser delivers written notice to Seller of its election to terminate in accordance with the preceding sentence, then this Agreement shall terminate and the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and as otherwise specifically set forth in this Agreement. If Purchaser fails to deliver written notice of its election to terminate on or before the expiration of the aforesaid five (5) business day period, Purchaser shall be obligated to consummate the transaction contemplated herein and take title to the Properties subject to the New Monetary Liens Seller was not required to remove without a reduction in the Purchase Price.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to any Property by fire or other casualty prior to the Closing Date, Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty. Seller covenants to maintain at all times full replacement cost, all risk casualty insurance covering each of the Real Properties.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened which might result in the taking of any part of any Property or the taking or closing of any right of access to any Property, Seller shall immediately notify Purchaser of such occurrence. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings. Notwithstanding anything contained herein to the contrary, if Seller delivers notice of condemnation or eminent domain proceedings which are initiated or threatened between the date of this Agreement and the Closing Date, Purchaser shall have the right to participate in settlement discussions and other conferences relating thereto.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon each of the Properties, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Properties, including a review of Leases located at each of the Properties, and to conduct and prepare such studies (including, without limitation, the "Environmental Reports" [hereinafter defined]), tests and surveys (the "Investigations") as Purchaser may deem reasonably necessary and appropriate. Since Purchaser has conducted certain of its investigations and tests prior to the execution of this Agreement, the definition of "Investigations" includes, without limitation, any and all tests and studies conducted by Purchaser or Purchaser's agents, architects, engineers, employees, contractors or surveyors prior to the execution of this Agreement at the Property. Seller has delivered, or shall deliver, as applicable, to Purchaser (a) a unit dimension report for the Properties, (b) unaudited year end 1994 and 1995 income statements and pro-formas for 1996 for the Properties, (c) a rent roll for all Leases as described in Exhibit Q, (d) a representative sample of the Leases (including all form exhibits, addenda, or attachments thereto, all form amendments thereof, all form guarantees thereof, (e) all utility bills for the twelve (12) months preceding this Agreement, if available, (f) all governmental licenses, permits, and approvals relating to the Properties, including, without limitation, all certificates of occupancy, each to the extent in the possession of Seller, and (g) all construction plans and specifications, to the extent in the possession of Seller.

     All of the foregoing tests, investigations and studies to be conducted under Paragraphs 7.1 and 7.2 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Properties to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Properties. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     Although Seller is permitting Purchaser to perform the Investigations, under no circumstances whatsoever shall Purchaser have any right to terminate this Agreement or seek any adjustment in the Purchase Price or vary any terms of this Agreement based upon the findings of the Investigations, except solely as contained in Paragraphs 7.3 and 7.4.

     7.2. Seller has ordered a Phase I Environmental Report pursuant to ASTM Standard E1527-94 for each Property from Law Engineering (the "Environmental Reports") and Seller shall provide to Purchaser such Environmental Reports to

Purchaser no later than twenty-eight (28) days after the date hereof.
Purchaser agrees to pay for the costs of the Phase I Environmental Reports when such costs come due and Purchaser's obligation for said costs shall survive the Closing and delivery of the Deeds or termination of this Agreement. Seller makes no representation or warranty concerning the accuracy or completeness of the Environmental Reports. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Environmental Reports, or, including, without limitation, the matters set forth in the Environmental Reports, and the accuracy and/or completeness of the Environmental Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Properties with all faults disclosed in the Environmental Reports. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.2 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

     7.3. Based on Purchaser's review of the Environmental Reports, if on or prior to fifteen (15) days after Purchaser's receipt of the Environmental Reports, Purchaser delivers to Seller the Notice (hereinafter defined) establishing, in accordance with Paragraph 7.5, any Environmental Material Defects (hereinafter defined) and the Aggregate Cost (hereinafter defined) of remedying the Environmental Material Defects is less than or equal to $500,000.00, then, at Closing, the parties shall allocate responsibility for the Aggregate Cost as follows: (i) Purchaser shall bear the responsibility for the initial $125,000.00 of Aggregate Cost; (ii) then Seller shall bear the responsibility for any Aggregate Cost in excess of $125,000.00 but which does not exceed $250,000.00; (iii) then Purchaser shall bear the responsibility for any Aggregate Cost in excess of $250,000.00 but which does not exceed $375,000.00; and (iv) then Seller shall bear the responsibility for any Aggregate Cost in excess of $375,000.00 but which does not exceed $500,000.00. At a Closing where the Aggregate Cost equals a sum that is less than or equal to $500,000.00, then, at Closing, Purchaser shall receive a credit to the Purchase Price equal to that portion of the Aggregate Cost for which Seller bears responsibility pursuant to the preceding sentence and Purchaser shall purchase the Properties subject to any and all Environmental Material Defects. For example, assuming for illustrative purposes only, the Aggregate Cost of all Environmental Material Defects is $200,000.00, then Purchaser would only receive a $75,000.00 credit at Closing (i.e., $200,000.00 less $125,000.00 equals $75,000.00). If instead, the Aggregate Cost of all Environmental Material Defects is $300,000.00, then Purchaser would only receive a $125,000.00 credit at Closing. If instead, the Aggregate Cost of all Environmental Material Defects is $400,000.00, then Purchaser would only receive a $150,000.00 credit at Closing.

     7.4. If on or prior to fifteen (15) days after Purchaser's receipt of the Environmental Reports, Purchaser delivers to Seller the Notice establishing, in accordance with Paragraph 7.5, the Aggregate Cost of remedying the Environmental Material Defects is greater than $500,000.00, then Seller shall have the right to elect, by written notice within twenty (20) days after receipt of the Notice, to either (a) terminate this Agreement (the "Termination Notice") in which case the Earnest Money deposited by Purchaser shall be immediately returned to Purchaser together with all interest earned thereon and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and as otherwise specifically set forth in this Agreement, or (b) give Purchaser a credit, at Closing, to the Purchase Price equal to the difference between the Aggregate Cost for the Environmental Material Defects and $250,000.00 (the "Credit Notice") and Purchaser shall purchase the Properties subject to all the Environmental Material Defects. Failure of Seller to deliver a Termination Notice to Purchaser within the time period above provided shall be deemed delivery of a Termination Notice as of the last day of the aforesaid twenty (20) day period. If Seller delivers or is deemed to deliver the Termination Notice, then Purchaser shall have the right to negate the Termination Notice (in which case the Termination Notice shall be null and void and this Agreement shall remain in full force and effect), by delivering to Seller, on or before five (5) days after receipt of the Termination Notice or deemed receipt of the Termination Notice, a statement agreeing to purchase the Property with a $250,000.00 credit to the Purchase Price for all the Environmental Material Defects and Purchaser shall purchase the Property subject to all Environmental Material Defects. For example, assuming for illustrative purposes only, the Aggregate Cost of the Environmental Material Defects is $800,000.00, and Seller elects not to terminate this Agreement, Seller shall give Purchaser at the Closing a credit equal to $550,000.00 (i.e., $800,000.00 less $250,000.00 equals $550,000.00).
If in the example contained in the preceding sentence, Seller delivered a Termination Notice and Purchaser elected to negate it, Purchaser's credit at Closing would be $250,000.00.

     7.5. In order to establish an Environmental Material Defect, Purchaser shall be required to deliver to Seller on or prior to fifteen (15) days after Purchaser's receipt of the Environmental Reports: (a) as to each Real Property a copy of the Environmental Report detailing an Environmental Material Defect, and (b) as to each Real Property a binding written proposal from a responsible licensed contractor selected by Purchaser setting forth the cost of remedying the Environmental Material Defect (the "Real Property Cost") reflected in the Environmental Report (the "Purchaser Estimate"). If the Purchaser Estimate or "Seller Estimate" (hereinafter defined) includes a cost range for remedying the particular Environmental Material Defect, the Real Property Cost shall be the lowest cost set forth in the estimate for the particular Environmental Material Defect. "Aggregate Cost" shall mean the aggregate of all Real Property Costs. The Environmental Report and the Purchaser Estimate shall be referred to collectively hereinafter as the "Notice". If Seller agrees with the Purchaser Estimate then the Real Property Cost shall equal the amount of the Purchaser Estimate. If Seller does not agree with the Purchaser Estimate, then Seller shall deliver to Purchaser, within fifteen (15) days after receipt of the Notice, a binding written proposal from a responsible licensed contractor selected by Seller setting forth the costs such contractor will charge for remedying the applicable defect (the "Seller Estimate"), and the Real Property Cost shall equal the average of the Purchaser Estimate and the Seller Estimate.

     7.6. The term "Environmental Material Defect" shall mean "Hazardous Materials" (hereinafter defined) located in, on or under the Real Property in violation of any Environmental Laws (hereinafter defined).

     7.7. If this Agreement is terminated in accordance with Paragraph 7.4, the Earnest Money together with all interest earned thereon shall be immediately returned to Purchaser and thereupon neither party shall have any rights against the other or any further liability to the other, except for Purchaser's obligations pursuant to Paragraph 7.1 and except as otherwise specifically set forth in this Agreement. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Properties, as more fully set forth in Paragraphs 7.1, shall survive the termination of this Agreement and the Closing and the delivery of the Deeds.

     7.8. To the extent there exists an Environmental Material Defect for which a third party (other than Purchaser or Seller) is liable, Purchaser and Seller shall jointly pursue a claim against such liable third party to receive compensation for any damages suffered by each party hereto as a result thereof. In the event either party hereto declines by notice to the other to participate in the joint claim, then the non-declining party shall have the right to pursue a separate claim against the liable third party to receive compensation suffered by the non-declining party. Notwithstanding anything contained in this Paragraph 7 to the contrary, in the event that the Environmental Report, with respect to any Property, reveals a potential Environmental Material Defect for which additional testing is required to determine whether an actual Environmental Material Defect exists and such additional testing cannot be completed on or before the end of the fifteen (15) day period described in Paragraph 7.3 or the Environmental Report reveals an Environmental Material Defect but Purchaser is unable to determine the magnitude of the Real Property Cost associated with such Environmental Material Defect and such information is not available and additional testing cannot be accomplished on or before the end of the fifteen (15) day period described in Paragraph 7.3, then Seller shall deposit into an escrow established at Title Insurer to be held pursuant to an escrow agreement in form mutually acceptable to Seller and Purchaser, an amount equal to $250,000.00 less that portion of the Aggregate Costs for which Seller has given Purchaser a credit at Closing pursuant to Paragraph 7.3. In no event shall Seller be required to deposit into said escrow an amount in excess of $250,000 in the aggregate. Purchaser shall determine the Real Property Cost with respect to the proposed or actual Environmental Material Defect which is the subject of the escrow as soon as commercially reasonable, but in no event later than ninety (90) days after the Closing. In the event that Purchaser does not determine such Real Property Cost on or before the end of such ninety (90) day period, then all amounts held in such escrow shall be returned to Seller including all interest earned thereon and Seller shall have no further liability for such potential or actual Environmental Material Defect. Upon delivery of the Purchaser Estimate, Seller shall have the right to submit a Seller Estimate and the last two (2) sentences of Paragraph 7.5 shall apply. Purchaser grants Seller a license to enter the applicable Property to determine Seller's Estimate. At such time as the Real Property Cost with respect to the proposed or actual Environmental Material Defect which is the subject of the escrow is determined, Title Issuer shall disburse to Purchaser an amount equal to the additional credit Purchaser would have been entitled to had such Real Property Costs been included in the Aggregate Costs prior to Closing (not to exceed the amount of the escrowed funds) and any remaining balance shall be disbursed to Seller. In no event shall Seller be liable for any costs related to such potential or actual Environmental Material Defects which are the subject of the escrow in excess of the amounts deposited in such escrow. In all events, Seller shall receive any interest earned on the escrowed funds and such interest shall be disbursed upon the closing of such escrow.

     7.9. Seller makes no representations or warranties relating to the condition of the Properties other than expressly set forth herein. Purchaser acknowledges and agrees that it will be purchasing the Properties based solely upon its inspections and investigations of the Properties, and that Purchaser will be purchasing the Properties "AS IS" and "WITH ALL FAULTS", based upon the condition of the Properties as of the date of this Agreement, subject to the disclosures contained in Exhibit D attached hereto ("Liabilities"), wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Properties, including, but not limited to, the condition of the land or any improvements comprising the Properties, the existence or non-existence of Hazardous Materials, economic projections or market studies concerning the Properties, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Properties, water or water rights, topography, drainage, soil, subsoil of the Properties, the utilities serving the Properties or any zoning or building laws, rules or regulations or Environmental Laws affecting the Properties. Seller makes no representation or warranty that the Properties comply with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser agrees to indemnify and hold Seller and the Affiliates of Seller harmless from any and all loss, cost and expense arising out of or in any way related to the Liabilities. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, including in connection with the Liabilities, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Properties, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C.
Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"),
29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C. Section 1802 et seq. As used herein, "Hazardous Materials" means: (1) "hazardous substances," as defined by CERCLA;
(2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.9 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.10. Seller has provided to Purchaser certain unaudited historical financial information regarding the Properties relating to certain periods of time in which Seller owned the Property and a pro-forma for 1996. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Properties, it being acknowledged by Purchaser that

Seller's operation of the Properties and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and mini-warehouse facilities and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Properties and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, Purchaser's obligations, as more fully set forth in this Paragraph 7.10 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8.   CONDITION PRECEDENT TO CLOSING.   See insert on pages 21(i) through
21(vi).

9. CLOSING. The closing of this transaction (the "Closing") shall be on May 15, 1996, subject to the terms of Paragraph 8 herein (the "Closing Date"), at the office of Title Insurer, Chicago, Illinois at which time Seller shall deliver possession of the Properties to Purchaser. This transaction shall be closed in accordance with the escrow instructions attached hereto as Exhibit K (the "Closing Escrow Instructions"). The Purchase Price shall be paid and all documents necessary for the consummation of this transaction shall be delivered through escrow on or prior to the Closing Date. The parties shall close by a "New York style closing", the escrow instructions shall be conformed with such circumstance and Seller shall execute any gap undertaking required by the Title Insurer. The escrow costs and fees, including the fees for the New York style closing, shall be paid by Purchaser.

10.  CLOSING DOCUMENTS.

     10.1. On the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement for each Property. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 10.2.3 and 10.2.4, an opinion of Mayer Brown & Platt in form satisfactory to Seller stating that the transaction contemplated by this Agreement is not subject to filing or notification requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended ("HSR Act"), and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          10.2.1. the Deeds, subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          10.2.2. a special warranty bill of sale for each Property conveying the Personal Property (in the form of Exhibit L attached hereto);

          10.2.3. assignment and assumption of intangible property for each Property (in the form attached hereto as Exhibit M), including, without limitation, the Service Contracts;

          10.2.4. an assignment and assumption of leases and security deposits for each Property (in the form attached hereto as Exhibit N);

          10.2.5. non-foreign affidavit (in the form of Exhibit O attached hereto);

          10.2.6. original, and/or copies of, the Leases in Seller's possession (which deliveries may be made at the respective Properties);

          10.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policies;

          10.2.8.  possession of the Properties to Purchaser;

          10.2.9. evidence of the termination of the management agreement for each Property;

          10.2.10. notice to the tenants of each Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the Leases and the obligation to refund the security deposits (in the form of Exhibit P); and

          10.2.11.  an updated rent roll for each Property.

11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.
12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, EXCEPT AS HEREAFTER SPECIFIED IN THIS PARAGRAPH, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE CLOSING DOCUMENTS CONTAINED IN PARAGRAPH 10 HEREIN, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

13.  PRORATIONS.

     13.1. Rents (exclusive of delinquent rents, but including prepaid rents); prepaid associations dues, refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); fuels; prepaid operating expenses; management fees in the amount of 6% of prorated rents credited to Purchaser; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items);
 operating expenses which are reimbursable by the tenants for the period prior to the Closing Date less any amount previously paid by the tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited to the balance of the cash due at Closing. Utilities, including water, sewer, electric, and gas shall be prorated at Closing based on the most recent ascertainable data. Seller shall pay at Closing the bills therefor for the period to and including the Closing, and the Purchaser shall pay the utility bills therefor for all periods subsequent thereto. If the utility company will not issue separate bills, the Purchaser shall receive a credit against the Purchase Price for Seller's portion and shall pay the entire utility bill after Closing. If Seller has pre-paid any such utilities (so long as no more than thirty (30) days in advance in the ordinary course of business), then Purchaser shall be charged its portion of such payment at Closing. No proration shall be made for utility expenses that are separately metered to and paid directly by tenants and for which Seller has no obligation to pay. Furthermore, the Purchaser and the Seller may accomplish the transfer of utility accounts by arranging for a change of address on utility billing accounts to the Purchaser's address, if such a procedure is possible and convenient and mutually acceptable to Purchaser and Seller. Seller shall be reimbursed at Closing for any utility deposits which the Seller has deposited with any utility company and which will be assigned to the Purchaser at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. The Purchaser shall assume Seller's obligations under the Seller's existing real estate tax consulting agreements with respect to the Properties, i.e., those agreements which Seller has entered into with firms who are entitled to a commission based on services rendered and the extent to which they are able to achieve a reduction in the real estate taxes otherwise payable with respect to the Properties. The fees or commissions payable to said consultants (if any) shall be treated as a portion of the real estate tax liability to be pro-rated as of the Closing Date. All costs associated with telephone directory listings and any other prepaid advertisements shall be prorated as of the Closing Date so that Seller shall be responsible for any costs associated therewith prior to the Closing Date and Purchaser shall be responsible for any costs associated therewith arising from and after the Closing Date. All prorations described in this Agreement (except prorations for real and personal property taxes which shall be deemed final as prorated on the Closing Date) shall be subject to post-closing adjustments as necessary to reflect later relevant information not available at the Closing and to correct any errors made at the Closing with respect to such prorations; provided, however, that such prorations shall be deemed final and not subject to further post-closing adjustments at 5:00 PM Chicago time on the day which is thirty
(30) days following Closing, at which time all prorations shall be deemed final and not subject to further post-closing adjustment. The provisions of the preceding sentence shall survive the Closing.

     13.2. Rents which are delinquent as of the Closing Date shall not be prorated. Instead, to the extent that Purchaser is able to collect said delinquencies, the Purchaser shall be entitled to receive such delinquent rent attributable to a tenant's occupancy of a portion of the Real Property for any period prior to the date of Closing, free from any claim thereon by the Seller. Seller may use whatever lawful means are available to Seller to collect any delinquencies up to and until the day prior to the Closing Date, provided that Seller shall not agree to reduce rents for any period of time after Closing in order to induce any tenants to pay delinquent rents. Seller shall not have the right subsequent to Closing to seek (by legal action or otherwise) the collection of any rents delinquent for any period prior to Closing unless the tenant has vacated the premises under the pertinent Lease before the Closing Date and said Lease is not assigned to the Purchaser. Furthermore, the Seller shall not have the right to retain any portion of any security deposit held by Seller (if any) with respect to any Lease which will remain effective subsequent to Closing, even though the tenant is delinquent in paying rent as of the Closing Date.

     13.3. To the extent it is reasonably possible for the Seller to do so, the Seller shall grant (or shall arrange for the owner thereof to grant) to Purchaser at Closing a temporary license and right to use the logos currently used by the Property which are the property of an Affiliate of Seller, in place advertising, telephone directory listings and advertisements, and telephone numbers, at each of the Properties pursuant to the following terms and conditions:

     (a) The temporary license granted by this paragraph shall commence on the Closing Date and shall expire on the day which is one hundred eighty (180) days subsequent to the date when the public telephone directory pertaining to each Property is published subsequent to the Closing Date. During such period, Purchaser shall have the right to use the existing logos, in place advertising, telephone directory listings and advertisements, and telephone numbers, with respect to each Property without additional compensation to the Seller except as set forth in Paragraph 13.1 herein. Purchaser shall not use the existing logos or trade name on stationery, business cards, contracts or other documents, and shall not use the existing trade name in responding to oral inquiries regarding the Properties except to identify a Property as formerly owned by the Seller.

     (b) The Seller stipulates that there is full and adequate consideration for the license herein granted.
     (c) Purchaser shall make arrangements with the pertinent telephone companies so that all existing telephone directory listings and advertisements and signs can be replaced in due course and within the license period specified above. In the event that the publication close date for any publication in which Seller currently has a telephone directory listing and/or advertisement occurs after the date hereof but before the Closing Date, Purchaser shall have the right to place a listing and/or advertisement in such publication at Purchaser's sole cost and expense. Such listing and/or advertisement may list the Purchaser's name and telephone number. Seller may also place a listing and/or advertisement in such publication, and in the event that Seller decides to place such a listing and/or advertisement, Seller shall be entitled to a pro-rata credit for such portion of the cost of such listing and/or advertisement attributable to the period after Closing.

     (d) In the event any third party (such as telephone company or billboard company) makes a separate charge for the use of such listings or advertising subsequent to the Closing Date, then Purchaser shall be responsible to pay same subsequent to the Closing Date (but no such payment shall accrue to the benefit of the Seller or constitute a credit against a debt otherwise owed by the Seller to said third party).

     (e) Purchaser's temporary license set forth in this paragraph shall expire on the date(s) set forth above. If Purchaser continues to use the name currently being used by the Property subsequent to the expiration date of this temporary license set forth above, then Purchaser shall be liable for and shall pay to the owner of said rights a license fee equal to One Hundred Dollars ($100.00) for each day after the permitted date set forth above for each Property for which Purchaser continues to use the existing trade name. In no event, however, shall such extended license period exceed ninety (90) additional days.

     (f) If Purchaser continues to use said logos or trade names beyond the period allowed above for which a temporary license has been granted, then Seller (or the owner of said rights) shall have all legal and equitable remedies authorized by federal law or the laws of the state where such Property is located to prevent such unauthorized use or to recover any damages authorized by such laws.

14. SERVICE CONTRACTS. Within thirty (30) days after the date hereof, Seller shall deliver to Purchaser a copy of all service contracts and advertising agreements affecting the Properties (the "Delivered Contracts"). Any and all Delivered Contracts terminable upon thirty (30) days notice without a termination fee, all advertisement agreements and all other Delivered Contracts which have not been objected to by Purchaser within ten (10) days after Purchaser's receipt thereof shall be deemed "Service Contracts." Seller shall assign the Service Contracts to Purchaser at Closing, and Purchaser shall assume responsibility and obligations under the Service Contracts. Seller agrees to terminate any and all management agreements affecting the Properties as of the Closing Date. Notwithstanding anything contained herein to the contrary, (a) to the extent any of the Service Contracts are not assignable and with respect to Delivered Contracts which are not Service Contracts, Seller shall terminate said agreements as of the Closing Date and Seller shall pay any and all termination fees required as a result thereof and (b) to the extent any of the Service Contract requires the consent of the service supplier or product supplier and, if Seller is unable to obtain such consent, Seller shall terminate such agreement as of the Closing Date and Seller shall pay any termination fee required as a result thereof. Seller shall not be required to pay any fees in connection with obtaining consents for the assignment of a Service Contract.

15. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof.

16. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11 hereof. Notwithstanding the foregoing, Purchaser may direct Seller in writing at least five (5) days prior to the Closing Date to convey the Properties located in Tennessee to an affiliate of Purchaser without Seller's consent.

17. BROKER. Purchaser and Seller shall each indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. The indemnifying party shall undertake its obligations set forth in this Paragraph 17 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 17 will survive the Closing and delivery of the Deed. The parties acknowledge that various affiliates of the general partners of Seller will earn a disposition fee in connection with the sale of the Properties.

18.  REPRESENTATIONS AND WARRANTIES.

     18.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip Schechter (referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     18.2. Subject to the limitations set forth in Paragraph 18.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) except as described on Exhibit D attached hereto, Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) subject to the provisions contained in Paragraph 8.1 herein, Seller has the power to execute this Agreement and consummate the transactions contemplated herein; and
(iii) the rent rolls which Seller has submitted to the Purchaser as described in Exhibit Q attached hereto and updated as of the Closing Date are accurate as of the date set forth thereon.
     18.3.     Purchaser hereby represents and warrants to Seller that
(i) Purchaser has the full right, power and authority to execute this Agreement and consummate the transactions contemplated herein, (ii) neither Purchaser nor any of Purchaser's affiliates is a "party in interest" (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended and supplemented) to Seller or any general partner or limited partner of Seller, and (iii) the transaction contemplated in this Agreement is not subject to any filing notification requirements of the HSR Act.

19.  LIMITATION OF LIABILITY.

     (a) Neither Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     (b) Any obligation or liability whatsoever of Purchaser which may arise at any time under this Agreement or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall be satisfied, if at all, out of the Purchaser's assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the trustees, directors, shareholders, officers, employees or agents of Purchaser, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

20. TIME OF ESSENCE. Time is of the essence of this Agreement. If the final day of any period which is set forth in this Agreement falls on a Saturday, Sunday, or legal holiday under the laws of the United States or the State of Illinois, then in such event, the duration of such period shall be extended to the next day which is not a Saturday, Sunday, or other legal holiday. Any reference to a time of day (e.g., 12:00 noon) shall refer to Chicago, Illinois time.

21. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES, (1988).

22. CONSIDERATION. On or before the execution of this Agreement, Purchaser shall deliver to Seller One Hundred And No/100 Dollars ($100.00) cash (the "Independent Contract Consideration"), which amount has been bargained for and agreed to as consideration for Purchaser's right to purchase the Properties pursuant to this Agreement and for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events.

23. WAIVER OF DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT. Purchaser waives its rights under the Texas Deceptive Trade Practices-Consumer Protection Act ("TDTPA"), Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney/legal counsel of Purchaser's own selection, Purchaser voluntarily consents to this waiver. Purchaser covenants, represents and warrants that such attorney/legal counsel was not directly or indirectly identified, suggested, or selected by Seller or an agent of Seller.

24. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (847) 317-4360
                              (847) 317-4462 (FAX)

     and to:                  Colonial Storage 86, Inc.
                              4381 Green Oaks Boulevard West
                              Suite 100
                              Arlington, Texas  76016-4468
                              Attention:  James R. Pruett
                              (817) 561-0100
                              (817) 572-3036 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street

                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

     and to:                  Novakov, Davidson & Flynn
                              750 North St. Paul
                              Suite 2000
                              Dallas, Texas  75201
                              Attention:  Steven D. Davidson, Esq.
                              (214) 922-9221
                              (214) 969-7557 (FAX)

     and one copy to:         Craig A. Van Matre, P.C.
                              1101 East Broadway
                              Suite 101
                              P.O. Box 1017
                              Columbia, Missouri  65205
                              Attention:  Craig A. Van Matre, Esq.
                              (573) 874-7777
                              (573) 875-0017 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

25.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and

     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

26. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, AND THE RIGHTS AND OBLIGATIONS OF SELLER AND PURCHASER HEREUNDER DETERMINED, IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

27. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

28. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

29. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.
30. PROPERTY MANAGERS. Purchaser and the agents and employees of Purchaser shall have the right, at any reasonable time and upon reasonable prior notice to Seller, to contact the on-site managers of each Property to discuss the Property and each manager's employment at the Property. Seller shall direct the on-site manager of each Property to answer the reasonable questions of Purchaser regarding the operation of each Property.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              STORAGE TRUST PROPERTIES, L.P., a Delaware limited partnership

                              By: Storage Trust Realty, a Maryland Real Estate Investment Trust, Sole General Partner


                              By:  /s/Craig A. Van Matre
                                   ----------------------------
                              Name:  Craig A. Van Matre, Esq.
                              Its:   Attorney-In-Fact


                              SELLER:

                              BALCOR/COLONIAL STORAGE INCOME FUND - 86, an
                              Illinois limited partnership

                              By: Balcor Storage Partners - 86, an Illinois general partnership, a General Partner

                              By: The Balcor Company, a Delaware corporation, its General Partner


                              By:  /s/Alan Lieberman
                                   -----------------------------
                              Name: Alan Lieberman
                                   -----------------------------
                              Its: Senior V.P.
                                   -----------------------------

                              By:  Colonial Storage 86, Inc., a Texas
                              corporation, a General Partner

                              By:  /s/James R. Pruett
                                   ------------------------------
                              Name: James R. Pruett
                                   ------------------------------
                              Its: President
                                   ------------------------------









                    ACKNOWLEDGMENT OF COUNSEL FOR PURCHASER

     The undersigned has represented Purchaser in connection with the transaction contemplated by this Agreement and executes this Agreement for the sole purpose of complying with Section 17.42(a)(3) of the TDTPA, as same applies to the waiver and release contained in this Agreement.

                                        /s/Craig A. Van Matre

                                        Craig A. Van Matre







                                   Exhibits

A    -    Common Description of Real Property

B    -    Legal Description of Real Property

C    -    Survey Standards and Surveyor's Certificate

D    -    Pending or Threatened Claims

E    -    Earnest Money Escrow

F    -    Intentionally Deleted

G    -    Intentionally Deleted

H    -    Description of Existing Surveys

I    -    Intentionally Deleted

J    -    Deed

K    -    Closing Escrow Instructions

L    -    Bill of Sale

M    -    Assignment and Assumption of Intangible Property

N    -    Assignment and Assumption of Leases and Security Deposits

O    -    Non-Foreign Affidavit

P    -    Notice to Tenants

Q    -    Master Rent Roll












8.   CONDITION PRECEDENT TO CLOSING.

     8.1   INTENTIONALLY DELETED.

     8.2 Acquisition Proposals. Unless and until this Agreement shall have been terminated in accordance with its terms, Seller agrees and covenants (a) that neither it nor its General Partners shall, and each of them shall direct and use its commercially reasonable and good faith efforts to cause its respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by them) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its partners) with respect to a merger, acquisition, tender offer, exchange offer, consolidation or similar transaction involving, or any purchase of the Properties or any equity securities or partnership interests of, Seller, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, to have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 8.2; and (c) that Seller will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 8.2 shall prohibit the General Partners of Seller, from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal, if, and only to the extent that, (A) the General Partners, after consultation with and based upon the advice of Katten Muchin & Zavis, or another nationally recognized law firm selected by Seller, determines in good faith that such action is required for the General Partners to comply with their fiduciary duties to their partners under applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Seller provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussion or negotiations with, such person or entity, and (C) Seller keeps Purchaser informed of the status of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 and Rule 14a-9 and any other applicable provisions or rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with regard to an Acquisition Proposal. Notwithstanding anything to the contrary set forth herein, nothing in this
Section 8.2 shall permit Purchaser or Seller to terminate this Agreement except as specifically provided in Section 8.4 hereof.

     8.3 Consent Solicitation. Seller will take all actions reasonably necessary in accordance with applicable law and its Partnership Agreement to solicit and seek to obtain the requisite consent of the limited partners of the Seller as required by the terms of its Partnership Agreement as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby, subject to the provisions of Section 8.2.
The General Partners of Seller shall recommend that the limited partners of Seller approve this Agreement and the transactions contemplated hereby, subject to the provisions of Section 8.2, and shall use its commercially reasonable and good faith efforts to seek to obtain such approval, including, without limitation, by having the Consent Solicitation (as hereafter defined) cleared by the Commission (as hereafter defined) for mailing to partners as promptly as practicable and by timely mailing the Consent Solicitation to its limited partners. If, at any time after the Closing Date, any further action is reasonably necessary or desirable to carry out the purpose of this Agreement, the proper officers, directors, trustees or partners of the Seller, the General Partners and Purchaser shall take all such necessary action. Seller shall promptly prepare and file with the Securities and Exchange Commission (the "Commission") as soon as practicable a consent solicitation statement (the "Consent Solicitation") with respect to the solicitation by the General Partners of the consent of their partners to this Agreement and the transactions contemplated hereby. Seller and the General Partners will cause the Consent Solicitation to comply as to form in all material respect with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

     8.4 Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

     (a)  by mutual written consent of Seller and Purchaser;

     (b) by Purchaser if (i) Seller shall have failed to file the Consent Solicitation with the Commission by April 10, 1996; (ii) Seller shall have failed as soon as practicable after the Commission has indicated that it has no further comment thereon to mail the Consent Solicitation to its partners or to include the recommendation of the General Partners of this Agreement and the transactions contemplated hereby in the Consent Solicitation or to otherwise comply with its covenant in Section 8.3;
     (iii) the General Partners of Seller shall have recommended that the partners of Seller accept or approve an Acquisition Proposal by a person other than Purchaser (or Seller or the General Partners shall have resolved to do such); or (iv) the General Partners of Seller shall have withdrawn, amended, modified or changed their approval or recommendation of this Agreement or any of the transactions contemplated hereby;

     (c) by Seller, if the General Partners of Seller recommend to Seller's partners approval or acceptance of an Acquisition Proposal by a person other than Purchaser but only in the event that the General Partners of Seller, after consultation with and based upon the advice of Katten Muchin & Zavis or another nationally recognized law firm, has determined in good faith that such action is necessary for the General Partners of Seller to comply with their fiduciary duties to their partners under applicable law; or

     (d) by either Seller or Purchaser, if the limited partners of Seller do not consent to the transaction set forth in this Agreement in accordance with the terms of its Partnership Agreement on or before June 15, 1996 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed by it at or prior to June 15, 1996); provided that either Purchaser or Seller may extend such date from June 15, 1996 until July 15, 1996. Notwithstanding anything contained herein to the contrary, the Closing Date shall occur on the later of May 15, 1996 or 2 business days after receipt of the approval of the transaction contemplated herein by the limited partners of Seller in accordance with the terms of Seller's partnership agreement.

     The right of any party hereto to terminate this Agreement pursuant to this

Section 8.4 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective partners, employees, officers, directors, trustees, agents, representatives or advisors, whether prior to or after the execution of this Agreement.

     8.5  Effect of Termination.

     (a) In the event of the termination and abandonment of this Agreement pursuant to Section 8.4 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto and all rights and obligations of any party hereto shall cease (i) except that Purchaser shall receive the Earnest Money and all interest thereon,
     (ii) except for Purchaser's obligation to indemnify Seller and restore the Properties, as more fully set forth in Paragraph 7, and (iii) except as otherwise specifically set forth herein; provided, however, that nothing contained in this Section 8.5 shall relieve Seller from any liability under Section 8.5(b).

     (b)  If this Agreement terminates (i) as a result of Section 8.4(b) or
     (c), and within 150 days of such termination Seller consummates a transaction which was the subject of an Acquisition Proposal or enters into a definitive agreement with respect to a transaction which was the subject of an Acquisition Proposal, or (ii) as a result of Section 8.4(d) and at the time of such termination an Acquisition Proposal was outstanding and within 150 days of such termination Seller consummates a transaction pursuant to any Acquisition Proposal (whether or not outstanding at the time of such termination) or enters into a definitive agreement with respect to a transaction pursuant to any Acquisition Proposal (whether or not outstanding at the time of such termination), in either such case, upon consummation of such transaction, Seller shall pay Purchaser an amount (the "Termination Amount") in cash equal to the sum of
     (i) $1,342,000, plus (ii) one-half of Purchaser's out-of-pocket costs and expenses solely relating to any cancellation fee due and payable to Title Insurer or in connection with the Updated Surveys and the Environmental Reports (excluding any related fees and disbursements of legal counsel). For purposes of this Section 8.5(b), an Acquisition Proposal that is in the form of a tender offer shall be deemed to be consummated only if such tender offer is accepted by 40% or more of the outstanding limited partnership interests.

     (c)  If this Agreement terminates as a result of Section 8.4(b), (c) or
     (d), at any time prior to or within 150 days after termination of this Agreement, Seller shall not enter into any agreement relating to an Acquisition Proposal with a person other than Purchaser unless such agreement provides that such person shall be obligated to pay any Termination Amount due Purchaser under this Section 8.5.

     (d) The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to induce Purchaser to enter into this Agreement and to reimburse Purchaser for incurring costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. The parties hereto agree that Purchaser's rights to payment of the Termination Amount shall be in addition to any other rights or remedies pursuant to Paragraph 12.

     (e) Notwithstanding any provision to the contrary herein, the aggregate amount of the Termination Amount payable to Purchaser pursuant to this
     Section 8.5 shall be subject to the limitations set forth in Section 8.6.

     8.6  Payment of Termination Amount.

     (a) In the event that Seller is obligated to pay Purchaser the Termination Amount pursuant to Section 8.5, Seller (or any other person to the extent provided by Section 8.5(c)) shall pay to Purchaser from the Termination Amount deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (m) the Termination Amount and
     (n) the sum of (1) the maximum amount that can be paid to Purchaser without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the "Code"), determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by Purchaser's certified public accountants, plus (2) in the event that Purchaser receives either (X) a letter from Purchaser's counsel as described in Section 8.6(b)(ii), an amount equal to the Termination Amount less the amount payable under clause (1) above. To secure Seller's obligation to pay these amounts, Seller shall deposit into escrow an amount in cash equal to the Termination Amount with an escrow agent selected by Purchaser and on such terms (subject to Section 8.6(b)) as shall be agreed upon by Purchaser and the escrow agent. The payment or deposit into escrow of the Termination Amount pursuant to this Section 8.6(a) shall be made on or prior to the date of the event which gives rise to the payment of the Termination Amount by wire transfer or bank check.

     (b) The escrow agreement shall provide that the Termination Amount in escrow (including any applicable interest thereon) or any portion thereof shall not be released to Purchaser unless the escrow agent receives any one or combination of the following: (i) a letter from Purchaser's certified public accountants indicating the maximum amount that can be paid by the escrow agent to purchaser without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Purchaser's accountants revising that amount, in which case the escrow agent shall release such amount to Purchaser, or
     (ii) a letter from Purchaser's counsel indicating that Purchaser received a ruling from the IRS holding that the receipt by Purchaser of the Termination Amount (including any applicable interest thereon) would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Purchaser's legal counsel has rendered a legal opinion to the effect that the receipt by Purchaser of the Termination Amount (including any applicable interest thereon) would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Termination Amount (including any applicable interest thereon) to Purchaser. Seller agrees to amend this Section 8.6 at the request of Purchaser in order to (x) maximize the portion of the Termination Amount (including any applicable interest thereon) that may be distributed to Purchaser hereunder without causing Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Purchaser's chances of securing a favorable ruling described in this Section 8.6(b) or (z) assist Purchaser in obtaining a favorable legal opinion from its counsel as described in this Section 8.6(b); provided that Purchaser's legal counsel has rendered a legal opinion to Purchaser to the effect that such amendment would not cause Purchaser to fail to meet the requirements of Section 856(c)(2) or
     (3) of the Code. The escrow agreement shall also provide that any portion of the Termination Amount (including any applicable interest thereon) held in escrow for five years shall be released by the escrow agent to Seller. Seller shall not be a party to such escrow agreement and shall not bear any cost of or have any liability resulting from the escrow agreement.

     (c) Notwithstanding anything to the contrary set forth in this Agreement, in the event Purchaser is required to file suit to seek all or a portion of the Termination Amount (including any applicable interest thereon), it shall be entitled to all expenses, including reasonable attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder; provided that payment of such expenses shall be subject to the limitations of Section 8.6(a) (determined as if such expenses were included in the Termination Amount).

     8.7 Exception. The provisions of this Paragraph 8 shall not apply in any respect to the offer by Public Storage, Inc. to purchase partnership interests of Seller as set forth in the Schedule 14d-1 of Public Storage, Inc. and the related offer to purchase as such documents have been amended or supplement and are in effect on the date hereof.




                      March 13, 1996


VIA TELECOPIER


Thomas M. Harrison, Esq.
Van Matre Law Firm
1101 East Broadway
Suite 101
Columbia, Missouri  65105

    Re:  Balcor/Colonial - Sale to Storage Trust Realty

Dear Tom:

     As we discussed, my client has agreed to extend the time for agreeing on the Schedule Price and the Property Breakdown Schedule (both as defined in the Agreement of Sale between Storage Trust Properties, L.P. and Balcor/Colonial Storage Income Fund-86 dated as of March 5, 1996), until March 22, 1996.
Please acknowledge your agreement with this extension by signing a copy of this letter and returning same to me by telecopier, with original to follow by mail.

     Thank you for your attention to this matter. Please feel free to call should you have any questions.


                               Very truly yours,

                               /s/Jacob J. Kaufman

                               Jacob J. Kaufman

cc:  Mr. Phillip Schechter
     Daniel J. Perlman, Esq.



The undersigned hereby acknowledges and accepts the foregoing terms and conditions,

Storage Trust Properties, L.P.


By: /s/Thomas M. Harrison  Attorney-in-fact
   --------------------------

                     FIRST AMENDMENT TO AGREEMENT OF SALE

     THIS FIRST AMENDMENT TO AGREEMENT OF SALE (this "Amendment") is made and entered into as of this 24th day of April, 1996, by and between BALCOR/COLONIAL STORAGE INCOME FUND - 86, an Illinois limited partnership ("Seller"), and STORAGE TRUST PROPERTIES, L.P., a Delaware limited partnership ("Purchaser").

                                   RECITALS:

     A. Seller and Purchaser are parties to that certain Agreement of Sale, dated March 5, 1996, as amended ("Agreement"), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain Real Properties (as defined in the Agreement).

     B. Seller and Purchaser desire to amend the Agreement in accordance with the terms of this Amendment.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. All terms not otherwise defined herein shall have the meanings ascribed to each in the Agreement.

     2. Paragraph 5.3 of the Agreement is (i) hereby deleted in its entirety and (ii) hereby replaced by the following Paragraph 5.3:

               5.3 If Purchaser establishes any Unpermitted Exception in accordance with the terms set forth in Paragraph 5.2 herein, Seller shall have ten (10) days from receipt of the Unpermitted Exception Notice to cure said Unpermitted Exception (the parties agreeing that except as specifically set forth in Paragraph 5.4, Seller shall not be required to cure any Unpermitted Exceptions with the payment of money). If Seller is unable to cure all Unpermitted Exceptions at no cost to Seller on or before the expiration of said ten (10) days, then within the next ten
     (10)-day period Seller shall determine the "Title Costs" (hereinafter defined) with respect to the Unpermitted Exceptions which Seller has been unable to cure. If the Title Insurer is unwilling to insure over the Unpermitted Exceptions and the Unpermitted Exceptions cannot be cured with the payment of money, then Purchaser shall take title to the Real Properties subject to said Unpermitted Exceptions without a reduction in the Purchase Price. If the Title Insurer is willing to insure over the Unpermitted Exceptions or if the Unpermitted Exceptions can be cured with the payment of money, then the amount required to cure or remove the Unpermitted Exceptions or to cause the Title Insurer to insure over the Unpermitted Exceptions shall be referred to as the "Title Costs", which shall be paid in the manner specified in Paragraph 5.4.

     3. Paragraph 5.4 of the Agreement is (i) hereby deleted in its entirety and (ii) hereby replaced by the following Paragraph 5.4:

          5.4 Seller shall bear the responsibility for the Title Costs in an amount not to exceed $50,000.00 of aggregate Title Costs. Purchaser shall bear responsibility for any Title Costs in excess of $50,000.00. At Closing, Purchaser shall receive a credit to the Purchase Price equal to the lesser of (a) the aggregate sum of the Title Costs or (b) $50,000.00, and Purchaser shall take title to the Property subject to all Unpermitted Exceptions (except for such Unpermitted Exceptions removed or cured by Seller in accordance with Paragraphs 5.3). For example, assuming for illustrative purposes only, if the Title Costs equal $30,000.00, then Purchaser would receive a $30,000.00 credit at Closing. If instead, the Title Costs equal $70,000.00, then Purchaser would only receive a $50,000.00 credit at Closing. In no event shall Seller have any obligation to incur any Title Costs greater than $50,000.00, and in no event shall Purchaser have the right to terminate the Agreement as a result of the amount of the Title Costs.

     4. Notwithstanding anything contained herein or in the Agreement to the contrary, at Closing, Purchaser shall receive an additional credit for verifiable costs incurred by Purchaser in connection with any Phase II Environmental Reports which Purchaser causes to be undertaken at any time prior to Closing in an amount not to exceed $17,500.

     5. Paragraph 10.2.1 of the Agreement is (i) hereby deleted in its entirety and (ii) replaced by the following Paragraph 10.2.1:

          10.2.1 the Deeds, subject to the Permitted Exceptions and the Unpermitted Exceptions (except for such Unpermitted Exceptions removed or cured by Seller in accordance with Paragraph 5.3);

     6. Except as specifically modified by this Amendment, the Agreement shall remain in full force and effect in accordance with the terms thereof and is hereby adopted, ratified, and confirmed. All references in the Agreement to the "Agreement" shall hereafter refer to the Agreement as amended by this Amendment.

     7. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. In addition, this Amendment may contain more than one counterpart of the signature page and this Amendment may be executed by the affixing of the signatures of each of the parties to one of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

     8. The parties hereto agree that a facsimile copy of the signature of the person executing this Amendment shall be effective as an original signature and legally binding and effective as an execution counterpart hereof.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.



                              PURCHASER:

                              STORAGE TRUST PROPERTIES, L.P., a Delaware limited partnership

                              By: Storage Trust Realty, a Maryland Real Estate Investment Trust, Sole General Partner


                                   By: /s/Stephen M. Dulle
                                      --------------------------------------
                                   Name: Stephen M. Dulle
                                        ------------------------------------
                                   Its: Chief Financial Officer
                                       -------------------------------------



                              SELLER:

                              BALCOR/COLONIAL STORAGE INCOME FUND - 86, an
                              Illinois limited partnership

                              By: Balcor Storage Partners - 86, an Illinois general partnership, a General Partner

                                   By:The Balcor Company, a Delaware
                                        corporation, its General Partner


                                   By: /s/Phillip Schechter
                                      --------------------------------------
                                   Name: Phillip Schechter
                                        ------------------------------------
                                   Its: Authorized agent
                                       -------------------------------------

                              By:  Colonial Storage 86, Inc., a Texas
                                   corporation, a General Partner


                                   By: /s/James Pruett
                                      --------------------------------------
                                   Name: James Pruett
                                        ------------------------------------
                                   Its: President
                                       -------------------------------------